Exhibit 99.1
Superconductor Technologies Announces $6.0 Million Registered Direct Offering
SANTA BARBARA, Calif., May 28, 2008 (PrimeNewswire via COMTEX News Network) — Superconductor Technologies Inc. (Nasdaq:SCON) (“STI”), a leading provider of high performance infrastructure products for wireless voice and data applications, announced that certain U.S.-based institutional investors have agreed to invest $6.0 million in cash to purchase two million shares of STI Common Stock. STI expects to use the approximately $5.6 million in net proceeds for general working capital purposes. The closing of the offering is scheduled to occur on or around May 30, 2008.
MDB Capital Group LLC acted as the sole placement agent for the offering.
A shelf registration statement relating to the securities the Company intends to sell has previously been declared effective by the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the base prospectus and the prospectus supplement for this offering may be obtained, when available, at the SEC’s website at http://www.sec.gov or from MDB Capital Group at 401 Wilshire Blvd. Santa Monica, CA 90401 or request via www.mdb.com
About Superconductor Technologies Inc. (STI)
STI, headquartered in Santa Barbara, CA, is a leading provider of high performance infrastructure products for wireless voice and data applications. STI’s SuperLink(r) solution increases capacity utilization, lowers dropped and blocked calls, extends coverage, and enables faster wireless data rates. Its AmpLink(tm) solution enhances the performance of wireless base stations by improving receiver sensitivity and geographic coverage.
For information about STI, please visit www.suptech.com
The Superconductor Technologies Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3963
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SOURCE: Superconductor Technologies Inc.
For Superconductor Technologies Inc.
Lippert / Heilshorn & Associates
Investor Relations
Cathy Mattison
+1-415-433-3777
invest@suptech.com